UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 27, 2005

MILLENNIUM BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

VIRGINIA	000-49611	54-1920520
State or Other Jurisdiction of Incorporation or Organization	Commission File No.	I.R.S. Employer Identification Number

1601 WASHINGTON PLAZA

RESTON, VIRGINIA 20190

(Address of principal executive offices)

(703) 464-0100

(Registrant’s Telephone Number,

Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On June 9, 2005, Millennium Bankshares Corporation (the “Registrant”) and Albemarle First Bank (“AFBK”) entered into that certain Agreement and Plan of Reorganization (the “Agreement”) providing for the merger of AFBK with and into an interim bank formed by the Registrant. Under the terms of the Agreement, shareholders of AFBK were to receive, for each share of AFBK common stock they own, a number of shares of Registrant common stock with an aggregate market value equal to $15.82 per share or $15.82 in cash, subject to the limitation that no more than 50% of the total consideration will be in the form of cash. Shareholders of AFBK may elect to receive Company common stock, cash, or a combination of common stock and cash for their shares of AFBK common stock, subject to pro ration in the event the aggregate cash elections exceed the 50% maximum.

Following the public announcement of the Agreement, AFBK discovered that it had inadvertently failed to disclose to the Registrant the existence of stock options to acquire 10,000 shares of AFBK common stock, at an exercise price of $10.00 per share, previously granted to a former executive of AFBK. As of September 27, 2005, AFBK and the Registrant amended the reorganization agreement to reduce the per share merger consideration from $15.82 per share to $15.80 per share and to make other corresponding changes to the reorganization agreement to take into consideration the discovery of the additional stock options. The Amendment to Agreement and Plan of Reorganization is attached hereto as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein in its entirety.

Item 8.01.	Other Events

The Registrant is furnishing its slide presentation, which it may use from time to time, including pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, in connection with its pending acquisition of AFBK. The slide presentation is furnished (not filed) as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits. The following materials are filed (or furnished in the case of Exhibit 99.1) as exhibits to this Current Report on Form 8-K:

2.1	Amendment to Agreement and Plan of Reorganization dated as of September 27, 2005 by and between Millennium Bankshares Corporation and Albemarle First Bank.

99.1	Slide presentation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLENNIUM BANKSHARES CORPORATION

Date: September 28, 2005	By:	/s/ DALE G. PHELPS
Dale G. Phelps Executive Vice President and Chief Financial Officer